UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

Element92 Resources Corp.

(Exact Name of Registrant as Specified in Charter)

     _        Wyoming                                          333-152242                                     20-8531222

(State or Other Jurisdiction                  (Commission File Number)                       (IRS Employe

of Incorporation)                                                                                                    Identification No.)

2510 Warren Avenue, Cheyenne, Wyoming 82001

(Address of Principal Executive Offices) (Zip Code)

      (518) 633-4777

Registrant’s telephone number, including area code

        N/A

 (Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement

On March 31, 2010, Element92 Resources Corp. (the “Company”) executed a Revision Agreement (Attached hereto as Exhibit 10.10) which amended its sales and purchase agreement for the acquisition of three gold mines in Shandong Province, China: the Penglai (Huwei) producing gold mine, the Roncheng gold deposit and the Wendeng producing gold mine.

Element92 Resources Corp. had originally signed a sales and purchase agreement to acquire the three gold mines in January 2010, however, based on its continuing due diligence, the Company decided to terminate the Wendeng mine acquisition. The parties agreed that proposed acquisition of the Wengdeng mine could be revisited at a later date. Pursuant to the terms of the original agreement, the Company was to pay a total of 90 million shares for the acquisition of the three mines. Upon execution of the revised agreement, that amount has been changed to 76,500,000 restricted common shares. Additionally, the closing of the Penglai (Huwei) and Roncheng acquisitions will be extended by 60 days in order to complete due diligence on the two properties.

Item 9.01         Exhibits.

 Exhibit No.     Description

 10.10           Revision Agreement to the Sale & Purchase Agreement for the Acquisition of 100% of the Shares and Assets of Joyous Fame International Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2010

ELEMENT92 RESOURCES CORP.

/s/ Daniel S. Mckinney

Daniel S. Mckinney

President & Chief Executive Officer